UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2020 (March 6, 2020)

Basanite, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53574	20-4959207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

2041 NW 15thAvenue, Pompano Beach, Florida 33069

(Address of principal executive offices) (Zip Code)

954-532-4653

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 6, 2020, the Board of Directors (the “Board”) of Basanite, Inc., a Nevada corporation (the “Company”), determined to remove Richard Krolewski as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors.  Mr. Krolewski did not hold any positions on any committees of the Board.

On March 6, 2020, the Company appointed Simon R. Kay to serve as the Company’s Interim Chief Executive Officer effective immediately.

A summary of Mr. Kay’s biography follows:

Mr. Kay is a 35-year veteran of the business and commercial aviation industries, and has an extensive record of achievement directing business, sales, new product development, and operations management within the aerospace sector. His previous experience includes roles as CEO and COO of two startup companies; he has worked for divisions of Fortune 500 companies in both Operations Management and Sales and Marketing roles; he was chief pilot of a business aircraft operations company, representing multiple aircraft owners; and he was a professional pilot, where he gained over 7,000 flight hours and multiple aircraft and helicopter type ratings.

Mr. Kay has demonstrated a proven ability to deliver millions of dollars in revenue growth while improving operational performance, market penetration, customer acquisition and retention, and profitability. He has developed special expertise in the areas of aircraft interior component design, manufacture and certification, aircraft operations, sales, and aircraft outfitting & refurbishment. He previously grew a company from initial startup to approaching $40 million in annual revenue within 10 years.  Under his leadership, that organization grew to become the world leader in its market segment and developed multiple advanced aircraft interior products.  He excels at building and leading top-performing teams, establishing relationships with top-tier accounts and Fortune 500 companies, and resolving complex issues.

Mr. Kay’s visionary leadership resulted in his organization receiving multiple recognitions and awards, including: Grow Florida’s Florida Companies to Watch Award (2016); the South Florida Manufacturer’s Association Manufacturer of the Year Award (2017); and the Florida Sterling Council’s Manufacturing Business Excellence Award (2017).  Mr. Kay was awarded the Florida Governor’s Business Ambassador Award by Governor Rick Scott (2016); and was nominated as CEO of the Month by Wealth and Finance magazine (October 2015).

Mr. Kay graduated from Georgetown University with a Master of Business Administration, and from Embry-Riddle Aeronautical University with a Bachelor of Science in Professional Aeronautics (focus on Aviation Business Administration), Magna Cum Laude.  His professional memberships have included the Aircraft Owners and Pilots Association, the National Space Society and the National Business Aircraft Association.

He resides in Parkland, Florida, is married and has four children

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Kay.

Related Party Transactions

There are no related party transactions with respect to Mr. Kay and the Company reportable under Item 5.02 of Current Report on Form 8-K and Item 404(a) of Regulation S-K.

Compensatory Arrangements

The Company intends to enter into a consulting agreement with Mr. Kay, however, it has not done so at the time of this filing.  As currently contemplated, the terms of such consulting agreement shall allow the Company to terminate the consulting arrangement at any time without penalty and pay Mr. Kay at a consulting rate of $150 per hour (subject to a weekly minimum of twenty hours and a weekly maximum of thirty hours).  The Company will pay Mr. Kay pursuant to these terms until a consulting agreement is executed.  Once the Company and Mr. Kay enter into a consulting agreement, the Company will provide additional public disclosure.

Item 8.01.  Other Events.

On March 11, 2020, the Company issued a press release regarding the matters set forth in Item 5.02 of this Current Report on Form 8-K above, among other things.  A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference in its entirety.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description

99.1	Press release of Basanite, Inc. issued on March 12, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 12, 2020

BASANITE, INC.

By:	/s/ David Anderson
David Anderson
Chief Operations Officer